Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of October 18, 2017, (“Effective Date”) and executed as of the date below, is entered into by and between Presidio Property Trust, Inc., a Maryland corporation (the “Company”), and Jack K. Heilbron (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to Section 3(a), the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the Date of Termination (as defined below) of the Executive’s employment pursuant to Section 3 below.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chief Executive Officer and President of the Company and shall perform such duties as are assigned by the Company’s Board of Directors (the “Board”) and are usual and customary for such positions. In such positions, the Executive shall report to the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) Location. The Executive’s primary place of work shall be the Company’s corporate office in Escondido, California, or such other location within San Diego County as may be designated by the Board from time to time.

(iii) Compliance. The Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(iv) Exclusive Services. During the Employment Period, and excluding any periods of paid time off to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company. Subject to the provisions of Section 5, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill limited teaching, speaking and writing engagements, (C) manage his personal investments, or (D) engage in such other employment which is approved in writing by the Board or its designee, in the case of clauses (A) through (D), so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee, director and officer of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided, that, notwithstanding anything to the contrary in this Agreement, (I) no such activity that violates the provisions of Section 5 shall be permitted and (II) the Executive shall notify the Board prior to engaging in any new real estate related business activities after the Effective Date that are unrelated to the performance of the Executive’s duties hereunder.

(v) Board Position. In addition, during the Employment Period, the Company shall use its best efforts to cause the Executive to be nominated and elected as Chairman of the Board; provided, however, that the Company shall not be so obligated if cause exists for the removal of the Executive from the Board or for the failure to nominate or elect the Executive as Chairman to the Board. Provided that the Executive is so nominated and elected, the Executive hereby agrees to serve as Chairman of the Board.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $321,059 per annum. The Base Salary shall be paid by the Company at such intervals as the Company pays executive salaries generally. The Base Salary may be reviewed annually by the Board, or the Compensation Committee thereof, and may be increased in the discretion of the Board, or the Compensation Committee thereof. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased from time to time.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual bonus (an “Annual Bonus”) pursuant to the Company’s bonus program applicable to senior executives. The Executive will be eligible to receive an Annual Bonus under any such plan at a target level of up to one hundred percent (100%) of the Executive’s Base Salary upon the achievement of targets and other objectives established by the Board or the Compensation Committee thereof for each fiscal year. The Executive must be employed on the date of payment of the Annual Bonus in order to be eligible to receive an Annual Bonus for such fiscal year. The Annual Bonus shall be paid to the Executive by the Company within ninety (90) days following the end of each fiscal year.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices,

policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company under the terms and conditions therein as in effect from time to time.

(iv) Welfare Benefit Plans. During the Employment Period, and subject to applicable law and the terms of the underlying benefit plans, the Executive and the Executive’s eligible family members shall be eligible for participation at the Company’s expense, in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives under the terms and conditions therein as in effect from time to time. In addition, the Company shall pay the premiums for a supplemental life insurance policy on the Executive’s life having such terms and conditions as the Executive and the Company may mutually agree from time to time.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company under the terms and conditions therein as in effect from time to time. Any amounts payable to the Executive under this Section 2(b)(v) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the Executive incurred the expenses. The amounts provided under this Section 2(b)(v) during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of the Executive’s, and the Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(vi) Paid Time Off. During the Employment Period, the Executive shall be entitled to paid time off per year to be used and accrued in accordance with Company policy.

(vii) Automobile Allowance. During the Employment Period, the Company shall, at its sole expense, provide an automobile, selected by mutual agreement of the Company and the Executive, for the Executive’s exclusive use.

(viii) Club Dues. During the Employment Period, the Company shall, at its sole expense, reimburse the Executive for the dues for membership at a country club of his choosing.

3. Termination of Employment.

(a) At-Will Employment. The Executive shall be considered an employee of the Company while performing his duties and services pursuant to this Agreement. The Company and the Executive acknowledge that the Executive’s employment during the Employment Period will be at-will, as defined under applicable law, and that the Executive’s employment with the Company during the Employment Period may be terminated by either party at any time, with or without Cause, and for any or no reason, with or without notice. If the Executive’s employment during the Employment Period terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly provided in this Agreement.

(b) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12) month period, in either case, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.

(c) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive fully corrects the circumstances constituting Cause within thirty (30) days following the date written notice is delivered to the Executive which specifically identifies the circumstances constituting Cause (provided such circumstances are capable of correction):

(i) the Executive’s willful and continued failure substantially to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii) the Executive’s willful or gross misconduct resulting in economic, reputational or financial damage to the Company or any subsidiary or affiliate;

(iii) the Executive’s gross negligence, insubordination or material violation of any fiduciary duty to the Company;

(iv) the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, a felony or misdemeanor or a crime involving moral turpitude; or

(v) the Executive’s willful and material breach of any provision of this Agreement, including, without limitation, the Executive’s covenants set forth in Section 5 hereof. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(c), and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the “entire membership” of the Company’s Board of Directors.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within thirty (30) days following the date written notice is delivered to the Board by the Executive which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction):

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties or responsibilities, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iii) a material change in the geographic location at which the Executive must perform his duties; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to the Executive under this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only exist if the Executive shall have provided the Board with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction). The Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the event or condition constituting Good Reason.

(e) Notice of Termination. Any termination by the Company, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company without Cause or by reason of the Executive’s Disability, or by the Executive for Good Reason, the date specified in the Notice of Termination (which date shall not be prior to the expiration of the applicable correction period and shall not be more than sixty (60) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (or such other date specified by the Company, which date shall not be more than sixty (60) days after the giving of such notice), (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the thirtieth (30th) day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive.

4. Obligations of the Company upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid an amount equal to the sum of:

(A) the Executive’s earned but unpaid Base Salary and accrued but unpaid paid time off through the Date of Termination (the “Accrued Obligations”), which Accrued Obligations shall be paid to the Executive on the Date of Termination, plus

(B) the Company shall pay the Executive a cash payment equal to the average Annual Bonuses received by the Executive during the immediately preceding two (2) years, payable no later than ten (10) days after the Release Effective Date; and

(ii) For the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, the date on which the Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage or the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall provide the Executive and his eligible dependents who were covered under the Company’s health plans as of the date of the Executive’s termination with healthcare benefits which are substantially the same as the benefits provided to currently active employees at such cost to the Executive; provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is

otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal taxable monthly installments over the continuation coverage period (or the remaining portion thereof). The Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums;

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv) Effective as of the Date of Termination, but subject to the occurrence of the Release Effective Date, 100% of any outstanding unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans other than performance-based vesting awards shall become immediately vested and exercisable in full.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iv) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A (the “Release”). The Executive shall have fifty (50) days following the Date of Termination to execute such Release. It is understood that, in the event that the Executive is at least forty (40) years old on the Date of Termination, the Executive has a certain period to consider whether to execute such Release, and the Executive may revoke such Release within seven (7) business days after execution. In the event the Executive does not execute such Release within the fifty (50) days following the Date of Termination, or if the Executive revokes such Release within the subsequent seven (7) business day period, the Executive shall not be entitled to the amounts provided for in Sections 4(a)(i)(2), 4(a)(ii) and 4(a)(iv) above. The date on which the Executive’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations in cash on the Date of Termination and to provide the Other Benefits.

(c) Death or Disability. If the Executive dies or if the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Date of Termination other than payment of the Accrued Obligations in cash on the Date of Termination and the provision of the Other Benefits.

(d) Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Executive’s employment shall cease upon such termination. In the event of a termination of the Executive’s employment with the Company, the Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, the Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by the Executive as a result of the payments and benefits received by the Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 409A and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by the Executive to the Company under a written agreement may be offset by the Company against amounts payable to the Executive under this Section 4; provided, further, that no such offset shall operate to accelerate the payment of any non-qualified deferred compensation.

5. Restrictive Covenants.

(a) Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates (collectively, the “Company Group”) and their businesses and investments, which shall have been obtained by the Executive during the Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding the foregoing, nothing in this Agreement is intended or shall be interpreted as prohibiting the Executive from filing a charge or complaint with any administrative or law enforcement office or agency, exercising any whistleblower rights, providing testimony or information to, or participating in or cooperating with any administrative agency (including the NLRB, EEOC and SEC), governmental investigation or inquiry, or testifying in any administrative or judicial proceeding.

(b) Non-Competition. During the Employment Period, the Executive will not (i) engage, anywhere within the geographical areas in which the Company Group is conducting its business operations or providing services, in any commercial real estate project which is being engaged in by the Company Group or pursue or attempt to develop any retail project known to the Executive and which the Company Group is pursuing, developing or attempting to develop (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, or (ii) divert to any entity which is engaged in any business conducted by the Company Group in the same geographic area as the Company Group, any Project or any customer of any of the Company Group. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 5(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 5(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(c) Company Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which the Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with the Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of the Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

(d) Injunctive Relief. In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 5(a) through (c) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available under law or in equity, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(e) Survival. This Section 5 shall survive any termination of the Employment Period and any expiration or termination of this Agreement.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering the Executive, in the name of the Company and at the

Company’s expense in any amount deemed appropriate by the Company. The Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. The Executive shall have no interest in any such policies obtained by the Company.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Company and, if applicable, any subsidiary and/or affiliate thereof in accordance with any agreements to such effect by the Company, as in effect from time to time.

9. Indemnification.

(a) During the Employment Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service, act or inaction for the benefit of the Company, including but not limited to, the delivery of any personal guarantee or collateral for the benefit of the Company, in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and promptly to advance to the Executive or the Executive’s heirs or representatives any and all such expenses upon written request with appropriate documentation of such expense and upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company.

(b) During the Employment Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense and to the extent possible and consistent with all applicable rules of legal ethics. This Section 9 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. Except as set forth in Section 5(d) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single, neutral arbitrator in San Diego, California in accordance with the then existing JAMS Employment Arbitration Rules and Procedures then in effect (the “Rules”). The Rules may be found online at www.jamsadr.org. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, the Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, the JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 10(b) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to the Executive’s employment; provided, however, that the Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that the Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Nothing in this Section 10(b) shall prohibit or limit the Company or the Executive from seeking provisional relief, including, without limitation, injunctive relief, in a court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8. Both the Executive and the Company expressly waive their right to a jury trial.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company

If to the Company:

Presidio Property Trust, Inc.

1282 Pacific Oaks Place

Escondido, California 92029-2900

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Survival. Provisions of this Agreement shall survive any termination of the Employment Period if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, the Executive’s obligations under Section 5 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 4 hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Section 5 hereof. The Executive recognizes that, except as expressly provided in Section 4, no compensation is earned after termination of the Employment Period.

(i) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

(j) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(k) Right to Advice of Counsel. The Executive acknowledges that he has the right to, and has been advised to, consult with an attorney regarding the execution of this Agreement and any release hereunder; by his signature below, the Executive acknowledges that he understands this right and has either consulted with an attorney regarding the execution of this Agreement or determined not to do so.

(l) Section 409A of the Code.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A; provided, however, that this Section 10(l) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(iii) Notwithstanding anything herein to the contrary, to the extent any payments to the Executive pursuant to Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iv) are treated as “nonqualified deferred compensation” subject to Section 409A, then (A) no amount shall be payable pursuant to such section unless the Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (B) if the Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to the Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iv) shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to the Executive within ten (10) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(iv) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(v) In the event that the amounts payable under Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iv) are subject to Section 409A and the timing of the delivery of the Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following the Executive’s Separation from Service.

(m) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year written below.

PRESIDIO PROPERTY TRUST, INC.

By:	/s/ Shirley Bullard
Shirley Bullard
Title:	Chair, Compensation Committee of the Board of Directors

Date:	October 18, 2017

EXECUTIVE

/s/ Jack K. Heilbron
Jack K. Heilbron
President, Chief Executive Officer

Date: October 18, 2017

[Signature Page]

EXHIBIT A

GENERAL RELEASE

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This release is being executed pursuant to the Employment Agreement, effective as of October 18, 2017, between Presidio Property Trust, Inc. (the “Company”) and Jack K. Heilbron (the “Agreement”).

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this release shall not operate to release the following Claims: (i) Claims based on any right the undersigned may have to enforce the Company’s executory obligations under the Agreement; (ii) Claims the undersigned may have to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company; (iii) any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company; (iv) any Claims which cannot be waived under applicable law; (v) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (vi) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (vii) the undersigned’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that the undersigned does release his or her right to secure any damages for alleged discriminatory treatment; or (viii) with respect to the undersigned’s right to communicate

Exhibit A

directly with, cooperate with, or provide information to, any federal, state or local government regulator.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE HAS [TWENTY-ONE (21)][FORTY-FIVE (45)] DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

Notwithstanding the foregoing, nothing in this release or the Agreement is intended or shall be interpreted as prohibiting the undersigned from filing a charge or complaint with any administrative or law enforcement office or agency, exercising any whistleblower rights, providing testimony or information to, or participating in or cooperating with any administrative agency (including the NLRB, EEOC and SEC), governmental investigation or inquiry, or testifying in any administrative or judicial proceeding.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees

Exhibit A

thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this          day of              ,             .

Jack K. Heilbron

Exhibit A